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                                    FORM OF
                                 AGREEMENT AND
                             PLAN OF CONSOLIDATION


                                    FOR THE

                         U.S. TREASURY ALLOCATION FUND

                                    AND THE

                                BOND INDEX FUND

                                      OF

                     BARCLAYS GLOBAL INVESTORS FUNDS, INC.


                               [         ], 1999
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          This AGREEMENT AND PLAN OF CONSOLIDATION (the "Plan") is made as of
                                                         ----
this [___] day of [_______], 1999 by Barclays Global Investors Funds, Inc.

("BGIF"), a Maryland corporation, for itself and on behalf of the U.S. Treasury
------
Allocation Fund ("Treasury Fund") and the Bond Index Fund (together, the
                  -------------
"Funds"), each a portfolio of BGIF.
 -----

          WHEREAS, BGIF is an open-end management investment companies registered with the Securities and Exchange Commission (the "SEC") under the
                                                             ---
Investment Company Act of 1940, as amended (the "1940 Act"); and
                                                 --------

          WHEREAS, the Treasury Fund pursues its investment objective by investing substantially all of its assets in the U.S. Treasury Master Portfolio of Master Investment Portfolio ("MIP") and the Bond Index Fund pursues its
                                 ---
investment objectively investing substantially all of its assets in the Bond Index Master Portfolio of MIP; and

          WHEREAS, BGIF desires that the assets and liabilities of the Treasury Fund as stated herein, be conveyed to and be acquired and assumed by, the Bond Index Fund, in exchange for shares of equal value of the Bond Index Fund which shall thereafter promptly be distributed to the shareholders of the Treasury Fund in connection with its liquidation as described in this Plan (the "Consolidation"); and
--------------

          WHEREAS, the parties intend that the Consolidation does not qualify as a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Funds will each not be a "party
                               ----
to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Consolidation.

          NOW, THEREFORE, in accordance with the terms and conditions described herein, the Funds shall be consolidated as follows:

          1.   Conveyance of Assets of Treasury Fund.
               -------------------------------------

          (a) At the Effective Time of the Consolidation, as defined in Section 7, all assets of every kind, and all interests, rights, privileges and powers of the Treasury Fund, subject to all liabilities of such Fund, whether accrued, absolute, contingent or otherwise existing as of the Effective Time of the Consolidation, shall be transferred and conveyed by the Treasury Fund to the Bond Index Fund (as set forth below) and shall be accepted and assumed by the Bond Index Fund as more particularly set forth in this Plan, such that at and after the Effective Time of the Consolidation: (i) all assets of the Treasury Fund shall become and be the assets of the Bond Index Fund; and (ii) all liabilities of the Treasury Fund shall attach to the Bond Index Fund as aforesaid and may thenceforth be enforced against the Bond Index Fund to the same extent as if incurred by it.

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          (b) At least fifteen (15) business days prior to the Effective Time of the Consolidation, the Treasury Fund shall provide the Bond Index Fund with a schedule of its securities and other assets and its known liabilities (the
"Asset List").  The Bond Index Fund will simultaneously provide the Treasury
-----------
Fund with a copy of the current investment objective and policies applicable to the Bond Index Fund. The Treasury Fund reserves the right to sell any of the securities or other assets shown on the list Assets List of the Treasury Fund prior to the Effective Time of the Consolidation but will not, without the prior approval of the Bond Index Fund, acquire any additional securities other than securities which the Bond Index Fund is permitted to purchase in accordance with its stated investment objective and policies. At least ten (10) business days prior to the Effective Time of the Consolidation, the Bond Index Fund will advise the Treasury Fund of any investments of the Treasury Fund shown on the Assets List which the Bond Index Fund would not be permitted to hold, pursuant to its stated investment objective and policies or otherwise. In the event that the Treasury Fund holds any investments that the Bond Index Fund would not be permitted to hold under its stated investment objective or policies, the Treasury Fund, if requested by the Bond Index Fund, will dispose of such securities prior to the Effective Time of the Consolidation to the extent practicable. In addition, if it is determined that the portfolios of the Treasury Fund and the Bond Index Fund, when aggregated, would contain investments exceeding certain percentage limitations to which the Bond Index
Fund is or will be subject with respect to such investments, the Treasury Fund, if requested by the Bond Index Fund, will dispose of and/or reinvest a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Effective Time of the Consolidation.

          (c) The Treasury Fund will endeavor to discharge all of its known liabilities and obligations prior to the targeted closing date of the Consolidation, on or about [__________] (the "Closing Date").
                                              ------------

          (d) Without limiting the generality of the foregoing, it is understood that the Treasury Fund assets shall include all property and assets of any nature whatsoever, including, without limitation, all cash, cash equivalents, securities, claims (whether absolute or contingent, known or unknown, accrued or unaccrued) and receivables (including dividend and interest receivables) owned by the Treasury Fund, and any deferred or prepaid expenses shown as an asset on the Treasury Fund's books, at the Effective Time of the Consolidation, and all goodwill, all other intangible property and all books and records belonging to the Treasury Fund.

          (e) The Treasury Fund assets shall be transferred and conveyed to the Bond Index Fund, as set forth below:

              (1) In exchange for the transfer of the Treasury Fund assets, the Bond Index Fund shall simultaneously issue to the Treasury Fund at the Effective Time of the Consolidation full and fractional shares of Common Stock in the Bond Index Fund having an aggregate net asset value equal to the net value of the Treasury Fund assets so conveyed, all

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     determined and adjusted as provided in this Section 1. In
     particular, the Bond Index Fund shall deliver to the Treasury Fund the number of shares, including fractional shares, determined by dividing the value of the assets of the Treasury Fund that are so conveyed and are attributable to the Bond Index Fund's shares, computed in the manner and as of the time and date set forth in this Section, by the net asset value of one Bond Index Fund share that is to be delivered with respect thereto, computed in the manner and as of the time and date set forth in this Section.

              (2) The net asset value of shares to be delivered by the Bond Index Fund, and the net value of the Treasury Fund assets to be conveyed by the Treasury Fund, shall, in each case, be determined as of the Valuation Time specified in Section 3. The net asset value of shares of the Bond Index Funds shall be computed in the manner set forth in the Bond Index Fund's then current prospectus under the Securities Act of 1933, as amended (the "1933 Act"). In determining the value of the securities the
          ---------
     Treasury Fund to the Bond Index Fund, transferred by each security shall be priced in accordance with the pricing policies and procedures of the Bond Index Fund as described in its then current prospectus.

          2.  Liquidation of Treasury Fund.  At the Effective Time of the
              ----------------------------
Consolidation, the Treasury Fund shall make a liquidating distribution to its shareholders as follows. Shareholders of record of the Treasury Fund shall be credited with full and fractional shares of common stock that is issued by the Bond Index Fund in connection with the Consolidation with respect to the shares that are held of record by the shareholder. In addition, each shareholder of record of the Treasury Fund shall have the right to receive any unpaid dividends or other distributions which were declared before the Effective Time of the Consolidation with respect to the shares of the Treasury Fund that are held by the shareholder at the Effective Time of the Consolidation. BGIF shall record on its books the ownership of the respective Bond Index Fund shares by the shareholders of record of the Treasury Fund (the "Transferor Record Holders").
                                                  -------------------------
All of the issued and outstanding shares of the Treasury Fund at the Effective Time of the Consolidation shall be redeemed and canceled on the books of BGIF at such time. After the Effective Time of the Consolidation, BGIF shall wind up the affairs of the Treasury Fund and shall file any final regulatory reports, including but not limited to any Form N-SAR and Rule 24f-2 filings with respect to the Treasury Fund, and also shall take all other steps as are necessary and proper to effect the termination or declassification of the Treasury Fund in accordance with the laws of the State of Maryland and other applicable requirements.

          3.  Valuation Time.  The Valuation Time for the Treasury Fund and the
              --------------
Bond Index Fund shall be a mutually agreed upon time on [___________], or such earlier or later date as may be determined by BGIF's duly authorized officers.

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          4.  Certain Representations, Warranties and Agreements of BGIF.  BGIF,
              ----------------------------------------------------------
for itself and, where appropriate, on behalf of the Funds, represents and warrants to the following, such representations, warranties and agreements being made on behalf of each Fund on a several (and not joint, or joint and several) basis:

              (a) BGIF is a Maryland corporation duly created pursuant to its Articles of Incorporation for the purpose of acting as a management investment company under the 1940 Act, and is validly existing under the laws of the State of Maryland. BGIF is registered as an open-end management investment company under the 1940 Act and its registration with the SEC as an investment company is in full force and effect.

              (b) BGIF has the power to own all of its properties and assets and to consummate the transactions contemplated herein, and has all necessary federal, state and local authorizations to carry on its business as now being conducted and to consummate the transactions contemplated by this Plan.

              (c) The execution and delivery of the Plan have been duly authorized by the Board of Directors of BGIF, and executed and delivered by the duly authorized officers of BGIF, and represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated by this Plan will not, violate BGIF'S Restated Articles of Incorporation or By-Laws or any material agreement, obligation, decree or arrangement to which it is a party or by which it is bound. No other action by BGIF is necessary to authorize its officers to effectuate this Plan and the transactions contemplated herein.

              (d) BGIF has qualified, and will continue to qualify, as a regulated investment company under Part I of Subchapter M of the Code, and with respect to the Funds as operating prior to the Effective Time of the Consolidation, has elected to qualify and has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code, as of and since its first taxable year; has been a regulated investment company under such Part of the Code at all times since the end of its

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                      first taxable year when it so qualified; and qualifies and shall continue to qualify as a regulated investment company for its current taxable year.

              (e) BGIF has valued, and will continue to value, its portfolio securities and other assets in accordance with applicable legal requirements.

              (f) The N-14 Registration Statement and the Consolidation Proxy Materials, from their effective and clearance dates with the SEC, through the time of the shareholders meeting referred to in Section 7 and at the Effective Time of the Consolidation, insofar as they relate to BGIF (i) shall comply in all material respects with the provisions of the 1933 Act, the Exchange Act of 1934 and the 1940 Act, the rules and regulations thereunder, and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

              (g) The shares of the Bond Index Fund to be issued and delivered to the Treasury Fund for the account of the shareholders of the Treasury Fund, pursuant to the terms hereof, shall have been duly authorized as of the Effective Time of the Consolidation and, when so issued and delivered, shall be duly and validly issued, fully paid and non-assessable, and no shareholder of the Bond Index Fund shall have any preemptive right of subscription or purchase in respect thereto.

              (h) All of the issued and outstanding shares of the Bond Index Fund have been validly issued and are fully paid and non-assessable, and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws.

              (i) BGIF shall operate its business in the ordinary course between the date hereof and the Effective Time of the Consolidation. It is understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions deemed advisable.

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              (j)     At the Effective Time of the Consolidation, the Treasury
                      Fund will have good and marketable title to its assets and full right, power and authority to assign, deliver and otherwise transfer such assets.

          5.  Shareholder Action.  As soon as practicable after the effective
              ------------------
date of the N-14 Registration Statement and SEC clearance of the proxy solicitation materials referred to in Section 7, but in any event prior to the Effective Time of the Consolidation and as a condition thereto, the Board of Directors of BGIF shall call, and BGIF shall hold, meeting(s) of the shareholders of the Treasury Fund for the purpose of considering and voting upon:

              (a) approval of this Plan and the transactions contemplated hereby; and

              (b) such other matters as may be determined by the Board of Directors of BGIF.

          6.  Regulatory Filings.  BGIF shall file a post-effective amendment
              ------------------
(the "N-1A Post-Effective Amendment") to its registration statement on Form N-1A
      -----------------------------
(File Nos. 33-54126; 811-7332) with the SEC, and the appropriate state securities commissions, as promptly as practicable so that the shares of the Bond Index Fund required to complete the Consolidation are registered under the 1933 Act, 1940 Act and applicable state securities laws. In addition, BGIF shall file an N-14 Registration Statement, which shall include the Consolidation Proxy Materials, with the SEC, and with the appropriate state securities commissions, in connection with the Treasury Fund shareholder approval referenced in Section 5 as promptly as practicable.

          7.  Effective Time of the Consolidation.  Delivery of the Treasury
              -----------------------------------
Fund assets and the shares of the Bond Index Fund to be issued pursuant to
Section 1 and the liquidation of the Treasury Fund pursuant to Section 2 shall occur on the day following the Valuation Time, whether or not such day is a business day, or on such other date, and at such place and time and date, as may be agreed to by each of the parties. The date and time at which such actions are taken are referred to herein as the "Effective Time of the Consolidation."
                                         -----------------------------------
To the extent any Treasury Fund assets are, for any reason, not transferred at the Effective Time of the Consolidation, BGIF shall cause such Treasury Fund assets to be transferred in accordance with this Plan at the earliest practicable date thereafter.

          8.  Conditions to BGIF's Obligations.  The obligations of BGIF
              --------------------------------
hereunder shall be subject to the following conditions precedent:

              (a) BGIF shall have received a certificate executed in its name by its President or Vice President and its Treasurer or Assistant Treasurer, dated as of the Effective Time of the

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                      Consolidation, to the effect that its representations
                      and warranties made in this Plan are true and correct at and as of the Effective Time of the Consolidation, except as they may be affected by the transactions contemplated by this Plan.

              (b) BGIF shall have received an opinion of Morrison & Foerster LLP, counsel to BGIF, in form reasonably satisfactory to BGIF and dated the Effective Time of the Consolidation, substantially to the effect that (i) BGIF is a Maryland corporation duly established and validly existing under the laws of the State of Maryland; (ii) this Plan has been duly authorized, executed and delivered by BGIF; (iii) the execution and delivery of this Plan did not, and the consummation of the transactions contemplated by this Plan will not, violate the Restated Articles of Incorporation or By-Laws of BGIF or any material contract known to such counsel to which BGIF is a party or by which it is bound. Such opinion may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to BGIF; (iv) the shares of the Bond Index Fund to be delivered to the Treasury Fund as provided for by this Plan are duly authorized and upon delivery will be validly issued, fully paid and non-assessible by BGIF; and (v) no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by BGIF of the transaction contemplated by this Plan, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts and such as may be required by state securities laws or such as may be required subsequent to the Effective Time of the Consolidation. Such opinion may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to BGIF.

              (c) The Treasury Fund assets to be transferred to the Bond Index Fund under this Plan shall include no assets which the Bond Index Fund may not properly acquire pursuant to its investment limitations or objectives or may not otherwise lawfully acquire.

              (d) The Board of Directors of BGIF, including a majority of the "non-interested" Directors shall have determined that

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                      the Consolidation is in the best interest of each Fund and that the shares of existing shareholders of each Fund would not be diluted as a result of the Consolidation.

              (e) The N-1A Post-Effective Amendment and the N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of BGIF, contemplated by the SEC and the parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated by this Plan.

              (f) No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or obtain damages or other relief in connection with this Plan or the transactions contemplated herein.

              (g) Prior to the Valuation Time, the Treasury Fund shall have declared a dividend or dividends, with a record date and ex-dividend date prior to the Valuation Time, which, together with all previous dividends, shall have the effect of distributing to its shareholders all of its net investment company taxable income, if any, for the taxable periods or years ending [_____________] and for the taxable periods from said date to and including the Effective Time of the Consolidation (computed without regard to any deduction for dividends paid), and all of its net capital gain, if any, realized in taxable periods or years ending [____________], and in the taxable periods from said date to and including the Effective Time of the Consolidation.

              (h) BGIF shall have performed and complied in all material respects with each of its agreements and covenants required by this Plan to be performed or complied with by it prior to or at the Valuation Time and the Effective Time of the Consolidation.

              (i) BGIF shall have received a letter from KPMG LLP addressed to BGIF and MIP in a form reasonably satisfactory to them, and dated the Effective Time of the Consolidation, to the effect that on the basis of limited procedures agreed to by BGIF and described in such letter (but not an examination in accordance with generally

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                      accepted auditing standards): (i) the data used in the pro forma adjustment and calculation of the current and pro forma expense ratios of the Funds appearing in the N-14 Registration Statement and Consolidation Proxy Materials agree with underlying accounting records of the BGIF Fund or to written estimates provided by officers of BGIF having responsibility for financial and reporting matters and were found to be mathematically correct, and (ii) the calculation of the net value of the Treasury Fund assets and the net asset value of the Bond Index Fund shares, in each case as of the Valuation Time, was determined in accordance with the pricing policies and procedures of BGIF as described in its then current prospectus.

          9.   Further Assurances.  Subject to the terms and conditions herein
               ------------------
provided, BGIF shall use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Plan and under applicable law to consummate and make effective the transactions contemplated by this Plan, including without limitation, delivering and/or causing to be delivered each of the items required under this Plan as a condition to such obligations hereunder.

          10.  Survival of Representations and Warranties.  The representations
               ------------------------------------------
and warranties of BGIF set forth in this Plan shall survive the delivery of the Treasury Fund assets to the Bond Index Fund and the issuance of the shares of the Bond Index Fund at the Effective Time of the Consolidation.

          11.  Termination of Plan.  This Plan may be terminated by BGIF at, or
               -------------------
at any time prior to, the Effective Time of the Consolidation, by a majority vote of its Board of Directors/Trustees if the conditions set forth in Section 9 are not satisfied as specified in said section.

          12.  Governing Law.  This Plan and the transactions contemplated
               -------------
hereby shall be governed, construed and enforced in accordance with the laws of the State of Maryland.

          13.  Brokerage Fees and Expenses
               ---------------------------

          (a) BGIF, for itself and on behalf of the Funds, represents and warrants that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

          (b) Except as may be otherwise provided herein, the Treasury Fund shall be liable for its expenses incurred in connection with entering into and carrying out the

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provisions of this Plan, whether or not the transactions contemplated hereby are consummated. The expenses payable by the Treasury Fund hereunder are not limited to, but shall include (i) fees and expenses of its counsel and independent auditors incurred in connection with the Consolidation; (ii) expenses associated with printing and mailing the Prospectus/Proxy Statement and soliciting proxies in connection with the meeting of shareholders of the Treasury Fund; (iii) all fees and expenses related to the liquidation of the Treasury Fund; (iv) fees and expenses of the Treasury Fund's custodian and transfer agent(s) incurred in connection with the Consolidation; and (v) any special pricing fees associated with the valuation of the Treasury Fund's portfolio on the Applicable Valuation Date. The expenses payable by the Bond Index Fund hereunder shall include (i) fees and expenses of its counsel and independent auditors incurred in connection with the Consolidation; (ii) expenses associated with preparing this Agreement and preparing and filing the Registration Statement under the 1933 Act covering the Bond Index Fund Shares to be issued in the Consolidation; (iii) registration or qualification fees and expenses of preparing and filing such forms, if any, as are necessary under applicable state securities laws to qualify the Bond
Index Fund shares to be issued in connection with the Consolidation; (iv) any fees and expenses of the Bond Index Fund's custodian and transfer agent(s) incurred in connection with the Consolidation; and (v) any special pricing fees associated with the valuation of the Bond Index Fund's portfolio on the applicable Valuation Date.

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

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the date first written above.

                                  BARCLAYS GLOBAL INVESTORS FUNDS, INC.,
                                  on behalf of the U.S. Treasury Allocation Fund

ATTEST:

__________________________        By:____________________________________
R. Greg Feltus                    Richard H. Blank, Jr.
President                         Chief Operating Officer,
                                  Secretary and Treasurer


                                  BARCLAYS GLOBAL INVESTORS FUNDS, INC.,
                                  on behalf of the Bond Index Fund

ATTEST:

__________________________        By:____________________________________
R. Greg Feltus                    Richard H. Blank, Jr.
President                         Chief Operating Officer,
                                  Secretary and Treasurer

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